INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER SALES

New York, New York, October 23, 2008: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the current third quarter rose to a record $123.5 million, up 21% from $102.3 million in the same period last year.  At comparable foreign currency exchange rates, third quarter net sales were 16% ahead of last year's third quarter.  Thus for the first nine months of 2008, net sales were $345.8 million, up 28% from $270.2 million; at comparable foreign currency exchange rates, net sales for the first nine months of 2008 were 22% ahead of last year.  Inter Parfums plans to issue financial results for the third quarter ended September 30, 2008 on Monday, November 10, 2008, after the close of the stock market.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, "Third quarter sales by our European based operations were $108.8 million, up 23% from $88.1 million in last year's third quarter.  Two major new product launches, Van Cleef & Arpels Feerie and Jeanne Lanvin, were responsible for much of the top line growth.  Additionally, Burberry fragrance sales have continued to increase with this year's growth driven by the successful worldwide launch of the new women's line Burberry The Beat.  In local currency, Burberry fragrance sales for the current three and nine month periods are running 2.9% and 13.6% ahead of the respective periods in 2007.  Third quarter sales by U.S. based operations rose a modest 4% to $14.7 million from last year's $14.2 million.  Of note, in last year's third quarter, sales by U.S. based operations reflected the rollout of Gap personal care products to their North American stores.  In the current third quarter, the year-over-year sales growth by U.S. based operations is due in great part to international sales of both Gap and Banana Republic products."

Management reaffirmed its full year 2008 guidance projecting net sales, net income and diluted earnings per share of approximately $460 million, $26.8 million and $0.87 per diluted share, respectively.  This guidance assumes the dollar remains at current levels.

Inter Parfums also announced that it was named one of "America's 200 Best Small Companies" by Forbes magazine.  Inter Parfums was ranked #113.  The entire list appears in the October 27, 2008 issue of Forbes.  To qualify for the Forbes list, candidates must have sales of between $5 million and $750 million and a stock price of $5 as of September 29, 2008.  The ranking is based on return on equity, sales growth and profit growth over the past 12 months and also over five years.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels.  The Company also owns Lanvin Perfumes and Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company, Brooks Brothers and bebe stores.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com